Exhibit 16.1

April 1, 2025

Rob Costantino

Audit Committee Chair

Petvivo Holdings, Inc.

5251 Edina Industrial Blvd.

Edina, MN 55439

Dear Mr. Costantino:

Effective April 1, 2025, we will cease providing audit services as your auditors. This decision was reached reluctantly and only after careful consideration, as we have made the strategic choice to exit the provision of audit services to publicly traded companies.

We are committed to supporting a smooth and seamless transition to your new auditors and are available to assist during the handover process.

Very truly yours,

Assurance Dimensions, LLC

Certified Public Accountants

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AbitOs Advisors, LLC (“AbitOs Advisors”), provide professional services. AD LLC and AbitOs Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AbitOs Advisors provides tax and business consulting services to their clients. AbitOs Advisors, and its subsidiary entities are not licensed CPA firms.